EXHIBIT 12
                   HOUSTON LIGHTING & POWER COMPANY
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
      RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Thousands of Dollars)

                                         Three              Twelve
                                      Months Ended        Months Ended
                                     March 31, 1994      March 31,1994
Fixed Charges as Defined:
   (1)   Interest on Long-Term Debt    $  61,842           $ 268,287

   (2)   Other Interest . . . . . .        2,896              10,557

   (3)   Amortization of (Premium)
         Discount . . . . . . . . .        2,121               7,760

   (4)   Interest Component of Rentals
      Charged to Operating Expense         1,074               4,383

   (5)     Total Fixed Charges  . .    $  67,933           $ 290,987

Earnings as Defined:
   (6)   Net Income . . . . . . . .    $  49,959           $ 493,462

   (7)   Cumulative Effect of Change in
         Accounting for Postemployment
         Benefits . . . . . . . . .        8,200               8,200

   (8)   Income Before Cumulative
         Effect of Change in
         Accounting for
         Postemployment Benefits  .       58,159             501,662

Federal Income Taxes:
   (9)   Current  . . . . . . . . .       21,530             123,191

  (10)   Deferred (Net) . . . . . .          915             125,035

  (11)   Cumulative Effect of Change in
         Accounting for Postemployment
         Benefits . . . . . . . . .        4,415               4,415
  (12)   Total Federal Income Taxes
         Before Cumulative Effect of
         Change in Accounting for
         Postemployment Benefits  .       26,860             252,641

  (13)   Fixed Charges (line 5) . .       67,933             290,987

  (14)   Earnings Before Income Taxes
         and Fixed Charges (line 8
         plus line 12 plus line 13)    $ 152,952         $ 1,045,290

Ratio of Earnings to Fixed Charges
   (line 14 divided by line 5)  . .         2.25                3.59

Preferred Dividends Requirements:
  (15)   Preferred Dividends  . . .    $   8,273           $  33,600

  (16)   Less Tax Deduction for
         Preferred Dividends  . . .           14                  54

  (17)     Total  . . . . . . . . .        8,259              33,546

  (18)   Ratio of Pre-Tax Income to Net
         Income (line 8 plus line 12
         divided by line 8) . . . .         1.46                1.50

  (19)   Line 17 times line 18  . .       12,058              50,319

  (20)   Add Back Tax Deduction
         (line 16)  . . . . . . . .           14                  54

  (21)   Preferred Dividends Factor    $  12,072           $  50,373

  (22)   Fixed Charges (line 5) . .    $  67,933           $ 290,987

  (23)   Preferred Dividends Factor
         (line 21)  . . . . . . . .       12,072              50,373

  (24)     Total  . . . . . . . . .    $  80,005           $ 341,360

Ratio of Earnings to Fixed Charges and
  Preferred Dividends
  (line 14 divided by line 24)  . .         1.91                3.06